                                                                    EXHIBIT 99.3

                      FORM OF LETTERS TO DTC PARTICIPANTS

                                   OFFER FOR
           ALL OUTSTANDING 9 5/8% SENIOR SUBORDINATED NOTES DUE 2008
                                IN EXCHANGE FOR
               9 5/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
                        WHICH HAVE BEEN REGISTERED UNDER
                   THE SECURITIES ACT OF 1933, AS AMENDED, OF
                         INSIGHT HEALTH SERVICES, CORP.

To The Depository Trust Company Participants:

    We are enclosing herewith the materials listed below relating to the offer by InSight Health Services Corp. (the "Issuer") to exchange its 9 5/8% Series B Senior Subordinated Notes Due 2008 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding
9 5/8% Senior Subordinated Notes Due 2008 (the "Outstanding Notes") upon the terms and subject to the conditions set forth in the Issuer's Prospectus dated
      , 1998, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

    Enclosed herewith are copies of the following documents;

        1.  Prospectus dated       , 1998;

        2.  Letter of Transmittal;

        3.  Notice of Guaranteed Delivery;

        4.  Instruction to Book-Entry Transfer Participant from Owner; and

        5. Letter which may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

    WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE
OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON       , 1998, UNLESS
EXTENDED.

    The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

    To participate in the Exchange Offer, a beneficial holder must cause a DTC Participant to tender such holder's Outstanding Notes to the account of State Street Bank and Trust Company, N.A. (the "Exchange Agent") maintained at The Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Outstanding Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

    Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to the Issuer that (i) the Exchange Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of the Outstanding Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Outstanding Notes, neither the holder nor any such other person is engaged in or intends to participate in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes and (iv) neither the holder nor any such person is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act. If the tendering holder is a broker-dealer that will receive Exchange Notes for its own account pursuant to the Exchange Offer, you represent on behalf of such broker-dealer that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The enclosed Instruction to the Book Entry Transfer Participant from Owner contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

    The Issuer will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes [pursuant to the Exchange Offer, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.]

    Additional copies of the enclosed material may be obtained from State Street Bank and Trust Company, N.A., 61 Broadway, 15th Floor, New York, NY 10006,
Attention:               .

Very truly yours,

INSIGHT HEALTH SERVICES CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF INSIGHT HEALTH SERVICES CORP. OR STATE STREET BANK AND TRUST COMPANY, N.A., OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.